Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, January 17, 2019

COMMERCE BANCSHARES, INC. REPORTS
FOURTH QUARTER EARNINGS PER SHARE OF $.96

Commerce Bancshares, Inc. announced earnings of $.96 per common share for the three months ended December 31, 2018 compared to $.82 per share in the same quarter last year and $.98 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the fourth quarter of 2018 amounted to $109.7 million, compared to $94.4 million in the fourth quarter of 2017 and $112.6 million in the prior quarter. For the current quarter, the return on average assets was 1.75%, the return on average common equity was 15.9%, and the efficiency ratio was 54.5%.

For the year ended December 31, 2018, earnings per common share totaled $3.78 compared to $2.76 in 2017, or an increase of 37%. Net income attributable to Commerce Bancshares, Inc. for the year ended December 31, 2018 increased 36% to $433.5 million compared to $319.4 million last year. For the current year, the return on average assets was 1.76% and the return on average common equity was 16.2%.

In making this announcement, John Kemper, Chief Executive Officer, said, “This quarter we continued to see strong earnings performance as revenue increased $13.8 million, while expenses and credit costs were well controlled. Compared to the prior quarter, net interest income increased $4.5 million, while our net interest margin increased six basis points to 3.58%. The yield on our loan portfolio grew 13 basis points, while funding costs increased only modestly. The diversity of our fee businesses drove growth in non-interest income, which increased $9.4 million this quarter. This growth came from higher bank card, brokerage, swap, and tax credit fees. It also included net gains on branch sales of $7.7 million. Demand for business and business real estate loans improved this quarter and as a result, we experienced growth in new loans and increased line utilization, while seasonal paydowns on some lines of credit partially offset this growth. Average deposits declined slightly.”

Mr. Kemper added, “Overall the economy appears solid and the credit environment remains favorable. Capital and liquidity levels continue to remain very strong. Net loan charge-offs this quarter totaled $12.1 million compared to $9.8 million in the prior quarter and $11.0 million in the same quarter last year. The increase in net loan charge-offs over the prior quarter was mainly due to increased losses of $1.4 million on business loans and higher net loan charge-offs on the Company’s consumer loan portfolio. Credit card net charge-offs remained stable and declined as a percentage of loans this quarter. The ratio of annualized net loan charge-offs to average loans was .34% this quarter compared to .28% last quarter. Non-performing assets increased this quarter to $13.9 million, and the provision for loan losses totaled $12.3 million. At December 31, 2018, the allowance for loan losses amounted to $159.9 million, or 1.13% of period end loans.”

(more)

Exhibit 99.1

Total assets at December 31, 2018 were $25.5 billion, total loans were $14.2 billion, and total deposits were $20.3 billion. During the fourth quarter, the Company distributed a 5% stock dividend on its common stock. The Company also paid an annualized 6% cash dividend on its preferred stock and a cash dividend of $.224 per common share, as restated for the 5% stock dividend.

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates banking facilities in nine key markets including St. Louis, Kansas City, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City and Denver. The Company also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids.

This financial news release, including management's discussion of fourth quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
FINANCIAL SUMMARY
Net interest income	$212,220	$207,754	$190,008	$823,825	$733,679
Non-interest income	133,087	123,714	119,383	501,341	461,263
Total revenue	345,307	331,468	309,391	1,325,166	1,194,942
Investment securities gains (losses), net	(7,129)	4,306	27,209	(488)	25,051
Provision for loan losses	12,256	9,999	12,654	42,694	45,244
Non-interest expense	188,625	185,059	208,859	737,821	744,343
Income before taxes	137,297	140,716	115,087	544,163	430,406
Income taxes	26,537	26,647	20,104	105,949	110,506
Non-controlling interest expense	1,108	1,493	628	4,672	517
Net income attributable to Commerce Bancshares, Inc.	109,652	112,576	94,355	433,542	319,383
Preferred stock dividends	2,250	2,250	2,250	9,000	9,000
Net income available to common shareholders	$107,402	$110,326	$92,105	$424,542	$310,383
Earnings per common share:
Net income — basic	$.96	$.99	$.82	$3.79	$2.77
Net income — diluted	$.96	$.98	$.82	$3.78	$2.76
Effective tax rate	19.49%	19.14%	17.56%	19.64%	25.71%
Tax equivalent net interest income	$216,281	$211,368	$197,917	$840,062	$766,601
Average total interest earning assets (1)	$23,974,108	$23,826,980	$23,926,315	$23,795,364	$24,011,034
Diluted wtd. average shares outstanding	110,770,084	111,260,225	111,275,222	111,155,264	111,223,563

RATIOS
Average loans to deposits (2)	69.87%	69.28%	68.15%	69.27%	66.18%
Return on total average assets	1.75	1.81	1.50	1.76	1.28
Return on average common equity (3)	15.85	16.43	14.17	16.16	12.46
Non-interest income to total revenue	38.54	37.32	38.59	37.83	38.60
Efficiency ratio (4)	54.53	55.73	67.40	55.58	62.18
Net yield on interest earning assets	3.58	3.52	3.29	3.53	3.19

EQUITY SUMMARY
Cash dividends per common share	$.224	$.224	$.204	$.895	$.816
Cash dividends on common stock	$24,997	$25,059	$22,897	$100,238	$91,619
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$9,000	$9,000
Book value per common share (5)	$25.13	$23.84	$22.99
Market value per common share (5)	$56.37	$62.88	$53.18
High market value per common share	$64.70	$69.10	$55.15
Low market value per common share	$53.40	$61.26	$49.59
Common shares outstanding (5)	111,331,350	111,691,094	111,945,795
Tangible common equity to tangible assets (6)	10.45%	10.10%	9.84%
Tier I leverage ratio	11.52%	11.38%	10.39%

OTHER QTD INFORMATION
Number of bank/ATM locations	320	322	327
Full-time equivalent employees	4,795	4,797	4,800

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale debt securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2018.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest income	$232,832	$224,751	$225,623	$205,995	$201,572	$889,201	$777,407
Interest expense	20,612	16,997	14,664	13,103	11,564	65,376	43,728
Net interest income	212,220	207,754	210,959	192,892	190,008	823,825	733,679
Provision for loan losses	12,256	9,999	10,043	10,396	12,654	42,694	45,244
Net interest income after provision for loan losses	199,964	197,755	200,916	182,496	177,354	781,131	688,435
NON-INTEREST INCOME
Bank card transaction fees	44,481	42,427	43,215	41,453	42,888	171,576	155,100
Trust fees	37,466	37,400	37,036	36,062	35,405	147,964	135,159
Deposit account charges and other fees	23,887	23,755	23,893	22,982	22,598	94,517	90,060
Capital market fees	1,843	1,595	1,992	2,291	1,743	7,721	7,996
Consumer brokerage services	4,184	3,884	3,971	3,768	3,576	15,807	14,630
Loan fees and sales	3,053	3,579	3,229	2,862	3,099	12,723	13,948
Other	18,173	11,074	11,514	10,272	10,074	51,033	44,370
Total non-interest income	133,087	123,714	124,850	119,690	119,383	501,341	461,263
INVESTMENT SECURITIES GAINS (LOSSES), NET	(7,129)	4,306	(3,075)	5,410	27,209	(488)	25,051
NON-INTEREST EXPENSE
Salaries and employee benefits	120,517	116,194	115,589	115,894	115,741	468,194	448,321
Net occupancy	11,711	11,631	11,118	11,584	11,280	46,044	45,612
Equipment	4,508	4,592	4,594	4,431	4,692	18,125	18,568
Supplies and communication	5,095	5,103	5,126	5,313	6,118	20,637	22,790
Data processing and software	22,216	22,056	21,016	20,690	21,090	85,978	80,998
Marketing	5,602	4,999	5,142	4,805	3,937	20,548	16,325
Deposit insurance	1,796	3,167	3,126	3,457	3,444	11,546	13,986
Community service	480	580	656	729	25,511	2,445	34,377
Other	16,700	16,737	15,493	15,374	17,046	64,304	63,366
Total non-interest expense	188,625	185,059	181,860	182,277	208,859	737,821	744,343
Income before income taxes	137,297	140,716	140,831	125,319	115,087	544,163	430,406
Less income taxes	26,537	26,647	29,507	23,258	20,104	105,949	110,506
Net income	110,760	114,069	111,324	102,061	94,983	438,214	319,900
Less non-controlling interest expense	1,108	1,493	994	1,077	628	4,672	517
Net income attributable to Commerce Bancshares, Inc.	109,652	112,576	110,330	100,984	94,355	433,542	319,383
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	9,000	9,000
Net income available to common shareholders	$107,402	$110,326	$108,080	$98,734	$92,105	$424,542	$310,383
Net income per common share — basic	$.96	$.99	$.96	$.88	$.82	$3.79	$2.77
Net income per common share — diluted	$.96	$.98	$.96	$.88	$.82	$3.78	$2.76

OTHER INFORMATION
Return on total average assets	1.75%	1.81%	1.80%	1.66%	1.50%	1.76%	1.28%
Return on average common equity (1)	15.85	16.43	16.78	15.58	14.17	16.16	12.46
Efficiency ratio (2)	54.53	55.73	54.06	58.21	67.40	55.58	62.18
Effective tax rate	19.49	19.14	21.10	18.72	17.56	19.64	25.71
Net yield on interest earning assets	3.58	3.52	3.65	3.37	3.29	3.53	3.19
Tax equivalent net interest income	$216,281	$211,368	$215,775	$196,638	$197,917	$840,062	$766,601

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	December 31, 2018	September 30, 2018	December 31, 2017
ASSETS
Loans
Business	$5,106,427	$4,966,722	$4,958,554
Real estate — construction and land	869,659	999,691	968,820
Real estate — business	2,875,788	2,726,042	2,697,452
Real estate — personal	2,127,083	2,120,672	2,062,787
Consumer	1,955,572	1,967,465	2,104,487
Revolving home equity	376,399	375,322	400,587
Consumer credit card	814,134	788,111	783,864
Overdrafts	15,236	11,534	7,123
Total loans	14,140,298	13,955,559	13,983,674
Allowance for loan losses	(159,932)	(159,732)	(159,532)
Net loans	13,980,366	13,795,827	13,824,142
Loans held for sale	20,694	16,890	21,398
Investment securities:
Available for sale debt securities	8,538,041	8,674,986	8,725,442
Trading debt securities	27,059	19,676	18,269
Equity securities	4,409	4,467	50,591
Other securities	129,157	127,120	99,005
Total investment securities	8,698,666	8,826,249	8,893,307
Federal funds sold and short-term securities purchased under agreements to resell	3,320	14,375	42,775
Long-term securities purchased under agreements to resell	700,000	700,000	700,000
Interest earning deposits with banks	689,876	334,752	30,631
Cash and due from banks	507,892	443,004	438,439
Land, buildings and equipment — net	333,119	331,869	335,110
Goodwill	138,921	138,921	138,921
Other intangible assets — net	8,794	8,470	7,618
Other assets	382,194	452,035	401,074
Total assets	$25,463,842	$25,062,392	$24,833,415
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,980,298	$6,728,605	$7,158,962
Savings, interest checking and money market	11,685,239	11,733,057	11,499,620
Certificates of deposit of less than $100,000	586,091	585,765	634,646
Certificates of deposit of $100,000 and over	1,072,031	1,086,193	1,132,218
Total deposits	20,323,659	20,133,620	20,425,446
Federal funds purchased and securities sold under agreements to repurchase	1,956,389	1,862,117	1,507,138
Other borrowings	8,702	1,534	1,758
Other liabilities	237,943	257,311	180,889
Total liabilities	22,526,693	22,254,582	22,115,231
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	559,432	535,407	535,407
Capital surplus	2,084,824	1,804,031	1,815,360
Retained earnings	241,163	493,641	221,374
Treasury stock	(34,236)	(33,174)	(14,473)
Accumulated other comprehensive income (loss)	(64,669)	(141,596)	14,108
Total stockholders’ equity	2,931,298	2,803,093	2,716,560
Non-controlling interest	5,851	4,717	1,624
Total equity	2,937,149	2,807,810	2,718,184
Total liabilities and equity	$25,463,842	$25,062,392	$24,833,415

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
ASSETS:
Loans:
Business	$5,028,635	$4,926,063	$4,962,171	$4,934,621	$4,818,419
Real estate — construction and land	953,166	992,045	971,854	951,930	948,043
Real estate — business	2,757,595	2,732,968	2,726,697	2,733,812	2,720,356
Real estate — personal	2,122,357	2,110,945	2,078,972	2,062,083	2,044,651
Consumer	1,962,401	1,984,643	2,025,585	2,072,168	2,100,762
Revolving home equity	374,216	373,819	378,366	392,727	394,231
Consumer credit card	788,353	774,512	754,199	757,692	756,544
Overdrafts	5,277	4,704	4,497	4,628	5,295
Total loans	13,992,000	13,899,699	13,902,341	13,909,661	13,788,301
Allowance for loan losses	(158,880)	(158,840)	(158,664)	(158,779)	(157,026)
Net loans	13,833,120	13,740,859	13,743,677	13,750,882	13,631,275
Loans held for sale	18,475	18,201	22,202	19,115	18,158
Investment securities:
U.S. government and federal agency obligations	923,545	923,557	923,183	916,655	917,664
Government-sponsored enterprise obligations	214,913	261,938	354,156	405,681	452,104
State and municipal obligations	1,361,079	1,375,768	1,394,766	1,513,243	1,630,660
Mortgage-backed securities	4,379,805	4,434,119	4,067,152	3,925,904	3,949,933
Asset-backed securities	1,518,706	1,427,041	1,407,300	1,469,488	1,622,778
Other debt securities	339,841	339,952	340,246	341,821	351,177
Unrealized gain (loss) on debt securities	(166,181)	(119,319)	(122,114)	(43,238)	36,875
Total available for sale debt securities	8,571,708	8,643,056	8,364,689	8,529,554	8,961,191
Trading debt securities	26,322	24,490	26,101	21,966	20,401
Equity securities	4,432	4,466	47,179	50,507	82,416
Other securities	127,634	120,206	108,563	100,993	95,485
Total investment securities	8,730,096	8,792,218	8,546,532	8,703,020	9,159,493
Federal funds sold and short-term securities purchased under agreements to resell	14,415	13,042	36,791	44,339	27,017
Long-term securities purchased under agreements to resell	699,999	685,869	700,000	700,000	699,999
Interest earning deposits with banks	352,942	298,632	353,607	273,977	270,222
Other assets	1,158,816	1,147,250	1,119,454	1,145,200	1,157,289
Total assets	$24,807,863	$24,696,071	$24,522,263	$24,636,533	$24,963,453

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,666,715	$6,677,665	$6,749,104	$6,824,700	$7,257,102
Savings	870,844	877,347	881,045	838,900	821,908
Interest checking and money market	10,840,048	10,839,310	10,850,123	10,737,829	10,416,221
Certificates of deposit of less than $100,000	584,828	593,936	609,011	625,319	644,951
Certificates of deposit of $100,000 and over	1,090,546	1,100,299	1,134,900	1,134,194	1,119,352
Total deposits	20,052,981	20,088,557	20,224,183	20,160,942	20,259,534
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,655,997	1,499,837	1,339,278	1,560,573	1,625,828
Other borrowings	1,335	1,833	1,913	1,913	42,060
Total borrowings	1,657,332	1,501,670	1,341,191	1,562,486	1,667,888
Other liabilities	264,449	296,884	229,080	198,398	312,172
Total liabilities	21,974,762	21,887,111	21,794,454	21,921,826	22,239,594
Equity	2,833,101	2,808,960	2,727,809	2,714,707	2,723,859
Total liabilities and equity	$24,807,863	$24,696,071	$24,522,263	$24,636,533	$24,963,453

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
ASSETS:
Loans:
Business (1)	3.93%	3.80%	3.69%	3.48%	3.32%
Real estate — construction and land	5.47	5.21	5.06	4.69	4.41
Real estate — business	4.53	4.35	4.22	4.06	3.90
Real estate — personal	3.87	3.83	3.84	3.80	3.72
Consumer	4.62	4.46	4.39	4.25	4.07
Revolving home equity	4.98	4.72	4.51	4.25	4.06
Consumer credit card	11.91	11.99	12.05	12.06	11.90
Overdrafts	—	—	—	—	—
Total loans	4.72	4.59	4.49	4.33	4.18
Loans held for sale	6.59	6.87	6.72	6.45	5.55
Investment securities:
U.S. government and federal agency obligations	1.90	2.23	3.18	2.12	2.60
Government-sponsored enterprise obligations	2.24	2.10	1.88	1.84	1.69
State and municipal obligations (1)	3.06	2.98	3.06	3.06	3.60
Mortgage-backed securities	2.75	2.65	2.60	2.62	2.38
Asset-backed securities	2.55	2.42	2.32	2.11	1.94
Other debt securities	2.60	2.59	2.63	2.65	2.56
Total available for sale debt securities	2.65	2.60	2.66	2.52	2.52
Trading debt securities (1)	3.21	3.13	3.15	2.73	2.63
Equity securities (1)	39.92	32.69	89.68	3.64	3.30
Other securities (1)	15.51	13.00	6.68	6.73	6.67
Total investment securities	2.86	2.76	3.19	2.58	2.58
Federal funds sold and short-term securities purchased under agreements to resell	2.56	2.10	1.93	1.65	1.35
Long-term securities purchased under agreements to resell	2.31	2.26	2.17	2.38	2.36
Interest earning deposits with banks	2.28	1.96	1.80	1.69	1.18
Total interest earning assets	3.92	3.80	3.90	3.59	3.48

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.11	.11	.11	.12	.12
Interest checking and money market	.30	.26	.23	.20	.17
Certificates of deposit of less than $100,000.70		.56	.46	.43	.40
Certificates of deposit of $100,000 and over	1.61	1.41	1.23	1.02	.88
Total interest bearing deposits	.41	.35	.32	.28	.24
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1.60	1.33	1.18	1.04	.83
Other borrowings	2.67	2.60	2.52	2.54	3.59
Total borrowings	1.60	1.33	1.19	1.04	.90
Total interest bearing liabilities	.54%	.45%	.40%	.36%	.31%

Net yield on interest earning assets	3.58%	3.52%	3.65%	3.37%	3.29%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21% in 2018 and 35% in prior periods.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$159,732	$159,532	$159,532	$159,532	$157,832	$159,532	$155,932
Provision for losses	12,256	9,999	10,043	10,396	12,654	42,694	45,244
Net charge-offs (recoveries):
Commercial portfolio:
Business	1,748	332	36	(14)	768	2,102	1,378
Real estate — construction and land	(183)	(119)	(297)	(36)	(87)	(635)	(1,191)
Real estate — business	(91)	(42)	(40)	(205)	(48)	(378)	(203)
	1,474	171	(301)	(255)	633	1,089	(16)
Personal banking portfolio:
Consumer credit card	7,421	7,340	8,251	7,566	7,724	30,578	30,253
Consumer	2,805	2,091	1,862	2,528	2,184	9,286	9,979
Overdraft	500	351	326	444	376	1,621	1,548
Real estate — personal	(144)	(153)	(95)	57	(56)	(335)	(305)
Revolving home equity	—	(1)	—	56	93	55	185
	10,582	9,628	10,344	10,651	10,321	41,205	41,660
Total net loan charge-offs	12,056	9,799	10,043	10,396	10,954	42,294	41,644
Balance at end of period	$159,932	$159,732	$159,532	$159,532	$159,532	$159,932	$159,532

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.14%	.03%	—%	—%	.06%	.04%	.03%
Real estate — construction and land	(.08)	(.05)	(.12)	(.02)	(.04)	(.07)	(.14)
Real estate — business	(.01)	(.01)	(.01)	(.03)	(.01)	(.01)	(.01)
	.07	.01	(.01)	(.01)	.03	.01	—
Personal banking portfolio:
Consumer credit card	3.73	3.76	4.39	4.05	4.05	3.98	4.07
Consumer	.57	.42	.37	.49	.41	.46	.49
Overdraft	37.59	29.60	29.08	38.91	28.17	33.93	33.71
Real estate — personal	(.03)	(.03)	(.02)	.01	(.01)	(.02)	(.02)
Revolving home equity	—	—	—	.06	.09	.01	.05
	.80	.73	.79	.82	.77	.78	.80
Total	.34%	.28%	.29%	.30%	.32%	.30%	.31%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.10%	.07%	.08%	.08%	.09%
Non-performing assets to total assets	.05	.04	.04	.05	.05
Allowance for loan losses to total loans	1.13	1.14	1.14	1.15	1.14

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$8,985	$5,131	$5,114	$5,557	$5,947
Real estate — construction and land	4	4	5	5	5
Real estate — business	1,715	1,467	2,465	2,546	2,736
Real estate — personal	1,832	1,767	1,888	2,169	2,461
Consumer	—	—	—	—	834
Total	12,536	8,369	9,472	10,277	11,983
Foreclosed real estate	1,413	1,181	1,039	1,300	681
Total non-performing assets	$13,949	$9,550	$10,511	$11,577	$12,664
Loans past due 90 days and still accruing interest	$16,658	$13,991	$13,453	$14,928	$18,127
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2018

For the quarter ended December 31, 2018, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $109.7 million, compared to $112.6 million in the previous quarter and $94.4 million in the same quarter last year. During the 4th quarter of 2018, non-recurring income totaling $2.9 million ($2.3 million net of tax) was recorded and included a net gain of $7.7 million from the disposition of several branch properties, net securities losses of $7.3 million, and discrete interest and dividends of $2.5 million from the Company’s private equity investments (net of minority interest). Overall the net interest margin grew six basis points, mainly due to higher loan rates and stable funding costs. Excluding the branch gains, non-interest income grew $1.7 million compared to the prior quarter from continued growth in the Company’s diverse revenue sources including bank card, tax credit, swap and brokerage fees. Non-interest expense increased $3.6 million this quarter due to higher salaries and marketing costs. Quarterly average loans increased $92.6 million this quarter over the previous quarter, while average deposits decreased $35.6 million. For the quarter, the return on average assets was 1.75%, the return on average common equity was 15.9%, and the efficiency ratio was 54.5%.

Balance Sheet Review
During the 4th quarter of 2018, average loans totaled $14.0 billion, an increase of $92.6 million over the prior quarter, and grew $204.0 million, or 1.5%, over the same period last year. Period-end loans, however, increased $188.5 million over the prior quarter. Compared to the previous quarter, average business, business real estate, consumer card, and personal real estate loans grew $102.6 million, $24.6 million, $13.8 million, and $11.4 million, respectively. However, this growth was partly offset by a decline in average construction (decline of $38.9 million) and auto (decline of $12.5 million) lending activities. Business loan demand was solid this quarter with several new large loans closed and increased line utilization, notably from agribusiness customers, but this growth was partly offset by some large seasonal loan paydowns. Several larger business real estate loans were also closed this quarter. The decline in construction loans resulted from projects being completed and loans either moved to permanent financing on balance sheet (business real estate) or financed outside of the bank. Also, personal real estate loans grew modestly due to continued demand for adjustable rate mortgages which are kept on-balance sheet. Consumer loans declined $22.2 million due to lower demand for automobile lending and fixed home equity loans. Consumer card balances grew throughout the year and were seasonally higher in the 4th quarter of 2018. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $49.7 million, compared to $56.1 million in the prior quarter.

During the 4th quarter of 2018, total average available for sale debt securities decreased $71.3 million from the previous quarter to $8.6 billion, at fair value. The decrease in investment securities was mainly the result of lower mortgage-backed, government-sponsored enterprise obligations and municipal securities, partly offset by higher average balances of asset-backed securities. Purchases of securities during the quarter totaled $597.8 million and were offset by sales, maturities and pay downs of $820.0 million. At December 31, 2018, the duration of the investment portfolio was 3.2 years, and maturities and pay downs of approximately $1.0 billion are expected to occur during the next 12 months.

Total average deposits decreased $35.6 million this quarter compared to the previous quarter. The decrease in average deposits resulted mainly from lower balances of certificates of deposit (decline of $18.9 million), savings (decline of $6.5 million), and personal and government demand deposits (decline of $79.9 million). These declines were partially offset by a $60.9 million increase in business demand deposits this quarter. Overall, compared to the previous quarter, total average consumer and wealth (including private banking) deposits decreased $59.2 million and $20.4 million, respectively, while average commercial banking deposits grew $46.9 million. The average loans to deposits ratio was 69.9% in the current quarter and 69.3% in the prior quarter. The Company’s average borrowings were $1.7 billion in the 4th quarter of 2018, an increase of $155.7 million over the prior quarter’s balance.

Net Interest Income
Net interest income in the 4th quarter of 2018 amounted to $212.2 million compared to $207.8 million in the previous quarter, an increase of $4.5 million. On a tax equivalent basis, net interest income for the current quarter increased $4.9 million over the previous quarter to $216.3 million. As noted previously, net interest income included non-recurring dividend and interest of $3.1 million in the current quarter and $2.0 million in the prior quarter from the Company’s private equity investments. Also, inflation income on the Company’s inflation protected securities (TIPs) declined $980 thousand this quarter. Excluding these items, net interest income grew $4.5 million and the adjusted net yield on earning assets (tax equivalent) was 3.50% compared to 3.45% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) increased $5.6 million as a result of higher overall loan yields coupled with growth, mainly in business loan balances. The average tax-equivalent yield on the loan portfolio increased 13 basis points this quarter to 4.72%, compared to 4.59% in the previous quarter.

Interest income on investment securities (tax equivalent) increased $2.2 million over the previous quarter, mainly due to higher rates and balances on the Company’s asset-backed securities and the discrete dividends received on the Company’s equity investments noted above. Also, the adjustment for premium amortization expense on slowing prepayment speeds for mortgage-backed and asset-backed securities increased interest income $670 thousand this quarter. However, inflation income on TIPs securities declined $980 thousand to $1.5 million this quarter. The yield on total investment securities was 2.86% in the current quarter and 2.76% in the previous quarter.

Interest costs on deposits remained low and totaled 41 basis points in the 4th quarter of 2018, compared to 35 basis points in the prior quarter. Interest expense on deposits increased $2.0 million this quarter compared to the previous quarter mainly due to higher rates on most deposit categories. Borrowing costs increased $1.7 million this quarter mainly due to higher rates and balances of customer repurchase agreements. The overall rate paid on interest bearing liabilities was .54% in the current quarter, compared to 45% in the prior quarter.

Non-Interest Income
In the 4th quarter of 2018, total non-interest income amounted to $133.1 million, an increase of $13.7 million, or 11.5%, compared

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2018

to the same period last year and increased $9.4 million compared to the prior quarter. The current quarter includes net gains of $7.7 million from the disposition of several branch properties (included in other income). Excluding this gain, the increase in non-interest income over the same period last year was mainly due to growth in trust, bank card, deposit, tax credit and brokerage fees.

Total bank card fees in the current quarter increased $1.6 million, or 3.7%, over the same period last year and grew $2.1 million, or 4.8%, compared to the prior quarter. Corporate card net fees grew $2.7 million, or 11.6%, over the same quarter last year mainly due to growth in interchange income from increased customer activity. Debit card net fees grew $219 thousand, or 2.2%, driven by growth in fees of 5.9% but offset by higher network processing costs. Overall net merchant income declined $662 thousand due to lower interchange fees and higher processing costs, while net credit card fees declined $674 thousand on higher rewards costs, partly offset by higher interchange revenue. Total net bank card fees this quarter were comprised of fees on corporate card ($26.1 million), debit card ($10.2 million), merchant ($4.4 million) and credit card ($3.8 million) transactions.

In the current quarter, trust fees increased $2.1 million, or 5.8%, over the same period last year, resulting from growth in private client fee income. Compared to the same period last year, deposit account fees increased $1.3 million, or 5.7%, mainly due to growth in corporate cash management fees and consumer deposit fees.

During the 4th quarter of 2018, brokerage fees grew 17.0% over the same period last year to $4.2 million, while cash sweep fees grew 26.4% to $2.6 million. Gains on sales of tax credits totaled $2.0 million this quarter, reflecting an increase of $1.3 million over amounts reported in the same quarter last year. Non-interest income comprised 38.5% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $7.1 million in the current quarter, compared to net securities gains of $4.3 million in the prior quarter and $27.2 million in the 4th quarter of 2017. This quarter, the Company sold securities with a book value of $523.9 million, mainly U.S. Treasury securities, and recorded securities losses of $10.1 million. The proceeds from this sale were reinvested in similar securities with higher rates. Also, gains of $3.1 million (realized and fair value adjustments) were recorded on the Company’s private equity portfolio this quarter.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $188.6 million, compared to $208.9 million in the same period last year and $185.1 million in the prior quarter. The decrease in expense compared to the same period last year was mainly due to a $25.0 million contribution of appreciated securities and a $3.3 million discretionary bonus accrual in 2017 that did not reoccur in 2018, partly offset by higher salaries and benefits, data processing and marketing costs in 2018.

Compared to the 4th quarter of last year, salaries and benefits expense increased $4.8 million, or 4.1%. Salaries expense grew $3.5 million, due to higher full-time salary costs of $6.3 million, while incentive compensation decreased $3.2 million due to the discretionary bonus mentioned above. Benefits expense increased $1.3 million, due to higher medical, payroll taxes and retirement plan costs. Full-time equivalent employees totaled 4,795 and 4,800 at December 31, 2018 and 2017, respectively.

Marketing costs increased $1.7 million partly due to increased marketing efforts to consumer deposit customers and new bank card initiatives. However, deposit insurance expense declined $1.6 million due to reduced FDIC insurance rates in effect this quarter, partly offsetting the increase in marketing expense. Also, supplies and communication expense declined $1.0 million this quarter on lower data network and postage costs, while data processing costs increased $1.1 million due to higher software expense.

Income Taxes
The effective tax rate for the Company was 19.5% in the current quarter, 19.1% in the previous quarter, and 17.6% in the 4th quarter of 2017.

Credit Quality
Net loan charge-offs in the 4th quarter of 2018 amounted to $12.1 million, compared to $9.8 million in the prior quarter and $11.0 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .34% in the current quarter, compared to .28% in the previous quarter and .32% in the 4th quarter of last year. During the 4th quarter of 2018, the Company recorded net loan charge-offs on commercial loans of $1.5 million mainly representing one larger business loan. Net loan charge-offs on personal banking loans totaled $10.6 million in the current quarter and $9.6 million in the previous quarter.

In the 4th quarter of 2018, annualized net loan charge-offs on average consumer credit card loans were 3.73%, compared to 3.76% in the previous quarter, and 4.05% in the same quarter last year. Consumer loan net charge-offs were .57% of average consumer loans in the current quarter, .42% in the prior quarter and .41% in the same quarter last year. This quarter, the provision for loan losses totaled $12.3 million, slightly higher than net loan charge-offs taken this quarter. At December 31, 2018, the allowance totaled $159.9 million, or 1.13% of total loans.

At December 31, 2018, total non-performing assets amounted to $13.9 million, an increase of $4.4 million over the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($12.5 million and $1.4 million, respectively). At December 31, 2018, the balance of non-accrual loans, which represented .09% of loans outstanding, included business loans of $9.0 million, business real estate loans of $1.7 million, and personal real estate loans of $1.8 million. Loans more than 90 days past due and still accruing interest totaled $16.7 million at December 31, 2018.

Other
During the 4th quarter of 2018, the Company distributed a 5% stock dividend on its common stock and paid a cash dividend of $.224 per common share (as restated for the stock dividend), representing a 9.8% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock. The Company purchased 578,557 shares of treasury stock during the current quarter at an average price of $61.63.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2018

Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.